UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2007

Live Nation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9348 Civic Center Drive, Beverly Hills, California		90210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-867-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 17, 2007, Live Nation Worldwide, Inc., a controlled subsidiary of Live Nation, Inc. ("Live Nation" or the "Company"), sold (i) its indirect 50% membership interest in Broadway in Chicago, LLC ("BIC") held through two of its subsidiaries, (ii) its indirect interest in fee title to the Ford Center for the Performing Arts - Oriental Theater located in Chicago, Illinois and (iii) its indirect 50% interest in the leasehold on the Cadillac Palace Theater in Chicago, Illinois for $58.9 million in cash, net of an estimated $1.1 million of transaction fees and expenses, pursuant to a Purchase Agreement dated November 8, 2007 with Laurence Chicago, LLC and Laurence Chicago Ventures, LLC (collectively the "Purchasers"). At closing, Live Nation also received $2.3 million in cash representing distributions due to the Company. The Purchasers are wholly-owned by James L. Nederlander who owns a controlling interest in Live Nation's joint venture partner in BIC.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma consolidated balance sheet of Live Nation, Inc. as of September 30, 2007 and the unaudited pro forma consolidated statements of operations of Live Nation, Inc. for the year ended December 31, 2006 and the nine months ended September 30, 2007 are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation, Inc.

December 21, 2007	By:	Kathy Willard

Name: Kathy Willard
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Unaudited pro forma consolidated balance sheet as of September 30, 2007 and unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007.